Exhibit 10.40

MULLEN AUTOMOTIVE INC.

1405 Pioneer Street

Brea, CA 92821

June 5, 2025

JADR Capital 2 Pty Ltd

Suite 61.06, 25 Martin Place

Sydney NSW 2000 Australia

Attn: Justin Davis-Rice

Re:	Mullen Automotive Inc. – Warrant dated September 25, 2024

Ladies and Gentlemen:

Reference is made to that certain Warrant to Purchase Common Stock issued on September 25, 2024 (the “Original Warrant”) by Mullen Automotive Inc., a Delaware company (the “Company”), to JADR Capital 2 Pty Ltd. (“JADR”) pursuant to the Securities Purchase Agreement, dated as of May 14, 2024, among the Company and the investors named therein (“Securities Purchase Agreement”), and the subsequent Warrant Exchange Agreement, dated as of February 7, 2025, among the Company and the investors named therein (the “Exchange Agreement”), whereby the Original Warrant was cancelled and exchanged for a new Warrant to Purchase Common Stock issued as of February 7, 2025 (the “Warrant”). Capitalized terms used but not otherwise defined in this Letter Agreement (this “Agreement”) shall have the meanings set forth in the Securities Purchase Agreement and the Warrant, as applicable.

Notwithstanding Section 1 of the Warrant, which provides for the terms of exercise of the Warrant, in exchange for full settlement and cancellation of the Warrant, the Company and JADR agree that JADR may exercise, from time to time, the Warrant for up to Thirty Million Dollars ($30,000,000) of shares of Common Stock of the Company based on the lower of the two Closing Bid Prices of the Common Stock in the two days prior the time of such exercise (the “Settlement Amount”). JADR shall provide written notice to the Company for each such exercise setting forth the number of shares to be issued (subject to the limitations on exercise and exchanges as set forth in the Warrant), the date of exercise, and the applicable Bid Price. Upon the issuance of shares of Common Stock in full satisfaction of the Settlement Amount, the Company shall be fully released from all obligations and liabilities related to and in connection with the Warrant.

The Company and JADR further agree that, based on the revere stock splits of the Company’s Common Stock effected up to the date hereof, the Warrant Shares of all currently outstanding warrants issued by the Company to JADR, including warrants issued pursuant to the Securities Purchase Agreement, the Exchange Agreement and the Securities Purchase Agreement dated January 23, 2025, shall be rounded up to the nearest four decimal place (ten thousandth place; e.g., 0.1234). Furthermore, upon any adjustment pursuant to a stock split of the Common Stock of the Company, all warrants (i.e. warrant shares) that may be issued to JADR in the future shall also be adjusted to an amount that is rounded up to the nearest four decimal place (ten thousandth place). Notwithstanding the forgoing, no fractional shares of Common Stock are to be issued upon the exercise of any such warrants, but rather the number of shares of Common Stock to be issued upon exercise shall be rounded up to the nearest whole number. To the extent that JADR would otherwise be entitled to acquire a fraction of a Warrant Share or other security, such right may be exercised in respect of such fraction only in combination with other rights which in the aggregate entitle JADR to acquire a whole number of Warrant Shares or other securities.

June 5, 2025

If the Company permits any of its warrants to purchase Common Stock outstanding as of the date hereof and as to which, absent rounding up, a fraction of a share of Common Stock would be issuable upon cash exercise thereof (including any warrant issued in exchange therefor, or otherwise in replacement thereof, the “Warrants”) to be exercised on terms more favorable (on a pro rata basis) to the holder thereof than the terms set forth herein, then the Settlement Amount shall be automatically increased, so that the terms hereof are equivalent (on such pro rata basis) to the terms of exercise of such other Warrant.

Except as expressly set forth herein, the terms of the Warrant shall continue to apply, including with respect to such issuances of shares of Common Stock and the limitation on exercises and exchanges and the Securities Purchase Agreement is and shall remain unchanged and in full force and effect, and nothing contained in this Agreement shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties, or shall alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Securities Purchase Agreement.

Sincerely,

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chairman and CEO

AGREED AND ACCEPTED:

JADR CAPITAL 2 PTY LTD.

By:	/s/ Justin Rice-Davis
Name:	Justin Rice-Davis
Title:	Sole Director